Exhibit 99.1

FDA Grants Fast Track Designation to CTI BioPharma’s Pacritinib, a Novel JAK2 Inhibitor for the Treatment of Myelofibrosis

SEATTLE, Wash., August 7, 2014—CTI BioPharma Corp. (CTI or the Company) (NASDAQ and MTA: CTIC) announced today that pacritinib has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA) for the treatment of intermediate and high risk myelofibrosis, including but not limited to patients with disease related thrombocytopenia, patients experiencing treatment emergent thrombocytopenia on other JAK2 therapy or patients who are intolerant to or whose symptoms are sub-optimally managed on other JAK2 therapy. Pacritinib is an oral tyrosine kinase inhibitor with dual activity against JAK2 and FLT3. The drug candidate is currently being evaluated in two Phase 3 clinical trials, known as the PERSIST program, for patients with myelofibrosis.

“We are very pleased that the pacritinib development program in myelofibrosis has been granted Fast Track designation, and we look forward to continuing to work closely with the FDA on this important drug candidate,” stated James A. Bianco, M.D., President and CEO. “We believe that pacritinib’s unique profile has the potential to serve an unmet medical need that currently exists in this patient population, particularly for those patients with disease or therapy-related low platelet counts.”

The Fast Track process is designed to facilitate the development, and expedite the review of drugs to treat serious conditions and fill an unmet medical need. An unmet need is a condition whose treatment or diagnosis is not addressed adequately by available therapy. The purpose of the Fast Track designation is to make important new drugs available to the patient earlier. The Fast Track program also enables a company to submit sections of the NDA on a rolling basis as data becomes available. This enables the FDA to review sections of the NDA as they are received, rather than waiting until every section of the application is completed before the entire application can be reviewed. NDA review usually does not begin until the company has submitted the entire application to the FDA. A drug program with Fast Track designation enables the company to have early and frequent communication with the FDA in the development and review of the product candidate, often leading to faster drug approval and access by patients.

About the PERSIST Phase 3 Development Program of Pacritinib

Based on pacritinib’s efficacy and tolerability profile demonstrated to date, CTI is pursuing a broad approach to advancing this therapy for patients with myelofibrosis by conducting two Phase 3 clinical trials: one in a broad set of patients without limitations on blood platelet counts, the PERSIST-1 trial, and the other in patients with low platelet counts, the PERSIST-2 trial.

PERSIST-1:

In July 2014, CTI completed enrollment in the PERSIST-1 trial that was designed to enroll approximately 320 patients and is a randomized, open-label, multicenter trial comparing the efficacy and safety of pacritinib with that of best available therapy, other than JAK inhibitors, in patients with primary myelofibrosis, post-polycythemia vera myelofibrosis or post-essential thrombocythemia myelofibrosis, without exclusion for low platelet counts.

The primary endpoint is the percentage of patients achieving a greater than or equal to 35 percent reduction in spleen volume measured by MRI or CT from baseline to 24 weeks of treatment.

PERSIST-2:

In March 2014, CTI announced the initiation of the PERSIST-2 trial, which will evaluate pacritinib compared to best available therapy, including approved JAK2 inhibitors that are dosed according to product label, in patients with myelofibrosis whose platelet counts are less than or equal to 100,000/uL. The trial is designed to enroll up to 300 patients in North America, Europe, Australia and New Zealand. In October 2013, CTI reached agreement with the FDA on a Special Protocol Assessment (SPA) for the PERSIST-2 trial, which is a written agreement between CTI and the FDA regarding the planned design, endpoints and statistical analysis approach of the trial to be used in support of a potential NDA submission. Under the SPA, the agreed upon co-primary endpoints are the percentage of patients achieving a 35 percent or greater reduction in spleen volume measured by MRI or CT scan from baseline to 24 weeks of treatment and the percentage of patients achieving a Total Symptom Score (TSS) reduction of 50 percent or greater using six key symptoms as measured by the modified Myeloproliferative Neoplasm Symptom Assessment (MPN-SAF TSS 2.0) diary from baseline to 24 weeks.

More details on the PERSIST-1 and PERSIST-2 trials can be found at www.clinicaltrials.gov.

About Pacritinib

Pacritinib is an oral tyrosine kinase inhibitor with dual activity against JAK2 and FLT3. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. Pacritinib may offer an advantage over other JAK inhibitors through effective treatment of symptoms while having less treatment-emergent thrombocytopenia and anemia than has been seen in currently approved and in-development JAK inhibitors.

In November 2013, CTI and Baxter International (Baxter) entered into a worldwide license agreement to develop and commercialize pacritinib in which CTI and Baxter will jointly commercialize pacritinib in the U.S. and Baxter has exclusive commercialization rights for all indications outside the U.S.

About Myelofibrosis

Myelofibrosis is classified as a myeloproliferative neoplasm and is a chronic bone marrow disorder. Myelofibrosis is caused by the accumulation of malignant bone marrow cells that triggers an inflammatory response, scarring the bone marrow and limiting its ability to produce red blood cells, prompting the spleen and liver to take over this function. Symptoms that arise from this disease include enlargement of the spleen, anemia, extreme fatigue and pain.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the incidence rate of myelofibrosis patients having disease-related thrombocytopenia, expected efficacy and potential benefits of pacritinib. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that preclinical and clinical trials will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, risks related to the costs of developing pacritinib and CTI’s other product candidates, that the Fast Track designation may not result in effective communication with the FDA, or lead to faster regulatory drug approval, or approval at all, that the clinical development program pursued for pacritinib may not meet the criteria for the Fast Track designation, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:  CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com

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